EXHIBIT 99.1

News Release Sunoco, Inc. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: IMMEDIATELY

Jerry Davis (media) 215-977-6298

Tom Harr (investors) 215-977-6764

No. 15-07

SUNOCO ANNOUNCES MANESS TO STEP DOWN AS EXECUTIVE VICE PRESIDENT AND

ASSUME NEW ROLE AS STRATEGIC ADVISOR

PHILADELPHIA, July 3, 2007 — Sunoco, Inc. (NYSE: SUN) announced today that effective July 9, 2007, Joel H. Maness will be stepping down as Executive Vice President, Refining & Supply. He will continue to be employed by the Company on a part-time basis as Strategic Advisor on refining and supply issues reporting directly to John G. Drosdick, Chairman, Chief Executive Officer and President. Mr. Maness had expressed his desire to spend more time with his family and on personal interests and this change will enable him to do that.

Mr. Drosdick said, “We have benefited greatly from Joel’s leadership and dedication over the past seven years. I am pleased that we have worked out an arrangement that will allow him more personal time while he remains available to us to continue providing his extraordinary industry knowledge and expertise in support of our long-term strategy.”

In related actions, Michael J. Hennigan, Senior Vice President, Supply, Trading, Sales and Transportation and Vincent J. Kelley, Senior Vice President, Refining, each of whom currently report to Mr. Maness, will report directly to Mr. Drosdick.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also manufactures approximately 3.9 million tons annually of high-quality metallurgical-grade coke for use in the steel industry.